Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-283708), Form S-3 (File No. 333-265691, 333-266430, and 333-269088) and Form S-8 (File No. 333-249280, 333-249281 and 333-262090) of Qualigen Therapeutics, Inc. of our report dated June 30, 2025 (which includes an explanatory paragraph regarding Qualigen Therapeutics, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Qualigen Therapeutics, Inc. as of and for the year ended December 31, 2024, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

San Francisco, California

June 30, 2025